Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2016 THIRD QUARTER RESULTS

•	Reports Same Store Sales Increase of 6.8%

•	Reports Third Quarter Earnings per Diluted Share of $0.38, Including Charges of $0.03 per Diluted Share

•	Increases Quarterly Cash Dividend by 20% to $0.15 per Share

EL SEGUNDO, Calif., November 1, 2016 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2016 third quarter ended October 2, 2016.

For the fiscal 2016 third quarter, net sales were $279.0 million, compared to net sales of $270.1 million for the third quarter of fiscal 2015. Same store sales increased 6.8% for the third quarter of fiscal 2016 versus the comparable 13-week period in the prior year. As anticipated, net sales comparisons to the prior year were negatively impacted by the calendar shift from a 53-week fiscal year in 2015, which caused fiscal 2016 to begin one week later than fiscal 2015 and resulted in pre-Fourth of July holiday sales moving from the third quarter in fiscal 2015 to the second quarter in fiscal 2016. The calendar shift unfavorably impacted net sales comparisons to the third quarter of fiscal 2015 by approximately $8.9 million. Same store sales comparisons were not materially impacted by the calendar shift because same store sales comparisons are made on a comparable week basis.

Gross profit for the fiscal 2016 third quarter was $89.9 million, compared to $85.2 million in the third quarter of the prior year. The Company’s gross profit margin was 32.2% in the fiscal 2016 third quarter versus 31.5% in the third quarter of the prior year, reflecting an increase in merchandise margins of 39 basis points and a decrease in store occupancy expense as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 27.3% in the fiscal 2016 third quarter versus 27.7% in the third quarter of the prior year. Overall selling and administrative expense for the quarter increased $1.4 million from the prior year primarily due to a pre-tax charge for store closing costs of $1.1 million and higher employee labor expense.

Net income for the third quarter of fiscal 2016 was $8.2 million, or $0.38 per diluted share, including $0.03 per diluted share for store closing costs, compared to net income for the third quarter of fiscal 2015 of $6.1 million, or $0.28 per diluted share.

For the 39-week period ended October 2, 2016, net sales were $755.0 million compared to net sales of $754.1 million in the first 39 weeks of last year. Same store sales increased 1.2% in the first 39 weeks of fiscal 2016 versus the comparable period last year. Net sales comparisons in the 39 weeks ended October 2, 2016 were negatively impacted by the calendar shift from a 53-week fiscal year in 2015, which caused fiscal 2016 to begin one week later than fiscal 2015. This calendar shift unfavorably impacted net sales comparisons to the first 39 weeks of fiscal 2015 by approximately $6.0 million. Same store sales comparisons were not materially impacted by the calendar shift because same store sales comparisons are made on a comparable week basis.

Net income for the first 39 weeks of fiscal 2016 was $9.2 million, or $0.42 per diluted share, including $0.07 per diluted share of charges for store closing costs and the write-off of deferred tax assets related to share-based compensation, compared to net income of $11.0 million, or $0.50 per diluted share, including $0.06 per diluted share of charges for a legal settlement and expenses associated with the Company’s publicly disclosed proxy contest, for the first 39 weeks of fiscal 2015.

“We are very pleased to deliver an exceptionally strong third quarter performance, with earnings meaningfully above the prior year as well as the high end of our guidance range,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Results were driven by strong sales growth, including increases in both customer transactions and average sale, as well as improved merchandise margins, and clearly reflected the benefit from the closure of over 200 Sports Authority and Sport Chalet store locations in our markets. Additionally, our strong cash flow enabled us to reduce borrowings under our credit facility in the third quarter by $42.4 million, or 65%, from the third quarter of the prior year, while continuing to return cash to our shareholders through share repurchases and our dividend. The 20% increase in our dividend that we announced today, which is our second dividend increase this year and represents a 50% increase from the beginning of 2016, reflects the health of our financial condition and our confidence in our ability to continue to perform through economic and competitive cycles.”

Mr. Miller added, “The positive sales trending experienced in the third quarter has continued, with same store sales up in the high single-digit range for the fourth quarter to date, as we continue to benefit from the competitive rationalization of the retail sporting goods market. While the consumer spending environment over the holiday season and winter weather conditions in our markets remain uncertain, we feel well positioned to produce strong results over the course of the quarter.”

Quarterly Cash Dividend

The Company’s Board of Directors has approved a 20% increase in the Company’s quarterly cash dividend from the current rate of $0.125 per share to $0.15 per share, effective with the dividend payable on December 15, 2016 to stockholders of record as of December 1, 2016.

Share Repurchases

During the fiscal 2016 third quarter, pursuant to its share repurchase program, the Company repurchased 122,999 shares of its common stock for a total expenditure of $1.6 million. As of the end of the quarter, the Company had $23.4 million available for future share repurchases under its $25.0 million share repurchase program.

Guidance

For the fiscal 2016 fourth quarter, the Company expects same store sales to be in the positive mid-single-digit range and earnings per diluted share to be in the range of $0.25 to $0.35. As a result of the calendar shift from a 53-week year in fiscal 2015, the fourth quarter of fiscal 2016 will include 13 weeks compared to 14 weeks in the prior year period. The Company does not expect earnings comparisons for the period to be meaningfully impacted by this shift, as the week that moved out of the fiscal fourth quarter this year was a relatively low sales volume week.

Store Openings

During the third quarter of fiscal 2016, the Company opened two new stores and closed five stores, ending the quarter with 432 stores in operation. During the fiscal 2016 fourth quarter, the Company anticipates opening one new store and closing one store, which would result in a year-end store count of 432.

Conference Call Information

The Company will host a conference call and audio webcast today, November 1, 2016, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the third quarter of fiscal 2016. To access the conference call, participants in North America should dial (877) 723-9522, and international participants should dial (719) 325-4789. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 8, 2016 by calling (877) 870-5176 to access the playback; passcode is 7772929.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 432 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended October 2, 2016. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	October 2,	January 3,
	2016	2016
ASSETS
Current assets:
Cash	$5,479	$7,119
Accounts receivable, net of allowances of $40 and $61, respectively	8,934	14,180
Merchandise inventories, net	289,838	299,446
Prepaid expenses	9,895	12,185

Total current assets	314,146	332,930

Property and equipment, net	79,402	82,036
Deferred income taxes (1)	21,676	23,402
Other assets, net of accumulated amortization of $1,376 and $1,244, respectively	2,259	2,228
Goodwill	4,433	4,433

Total assets	$421,916	$445,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,025	$89,961
Accrued expenses	63,776	69,524
Current portion of capital lease obligations	1,383	1,435
Total current liabilities	170,184	160,920
Deferred rent, less current portion	17,597	19,516
Capital lease obligations, less current portion	2,313	2,392
Long-term debt	22,875	54,846
Other long-term liabilities	9,755	8,524

Total liabilities	222,724	246,198

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,666,552 and 24,562,799 shares, respectively; outstanding 21,894,836 and 21,917,982 shares, respectively	247	246
Additional paid-in capital	113,237	112,236
Retained earnings	119,967	118,998
Less: Treasury stock, at cost; 2,771,716 and 2,644,817 shares, respectively	(34,259)	(32,649)

Total stockholders’ equity	199,192	198,831

Total liabilities and stockholders’ equity	$421,916	$445,029

(1)	In the first quarter of fiscal 2016, the Company elected to retrospectively early adopt ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities and assets be classified as non-current in a classified balance sheet. Accordingly, deferred income tax assets in the amount of $11.1 million, which were previously classified as current assets as of January 3, 2016, were reclassified to non-current deferred income tax assets to conform to current year presentation.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 2,	September 27,	October 2,	September 27,
	2016	2015	2016	2015
Net sales	$279,015	$270,130	$754,952	$754,092
Cost of sales	189,126	184,965	517,841	514,967

Gross profit	89,889	85,165	237,111	239,125
Selling and administrative expense (1) (2) (3)	76,296	74,870	219,774	219,985

Operating income	13,593	10,295	17,337	19,140
Interest expense	323	438	1,204	1,253

Income before income taxes	13,270	9,857	16,133	17,887
Income taxes (4)	5,083	3,727	6,941	6,865

Net income (1) (2) (3) (4)	$8,187	$6,130	$9,192	$11,022

Earnings per share:
Basic	$0.38	$0.28	$0.43	$0.51

Diluted (1) (2) (3) (4)	$0.38	$0.28	$0.42	$0.50

Dividends per share	$0.125	$0.10	$0.375	$0.30

Weighted-average shares of common stock outstanding:
Basic	21,593	21,730	21,607	21,791

Diluted	21,732	21,850	21,790	21,977

(1)	In the third quarter and first nine months of fiscal 2016, the Company recorded pre-tax charges of $1.1 million and $1.2 million, respectively, related to store closing costs. These charges reduced net income by $0.7 million, or $0.03 per diluted share, and $0.7 million, or $0.03 per diluted share, respectively.
(2)	In the first half of fiscal 2015, the Company recorded pre-tax charges of $1.6 million related to a publicly-disclosed proxy contest. These charges reduced net income by $1.0 million, or $0.05 per diluted share.
(3)	In the first quarter of fiscal 2015, the Company recorded a pre-tax charge of $0.4 million related to a legal settlement. This charge reduced net income by $0.2 million, or $0.01 per diluted share.
(4)	In the first half of fiscal 2016, the Company recorded charges of $0.8 million to write off deferred tax assets related to share-based compensation. These charges reduced net income per diluted share by $0.04.